Free Writing Prospectus

Filed pursuant to Rule 433
Dated November 10, 2009
Relating to
Preliminary Prospectus Supplement dated November 10, 2009 to
Prospectus dated November 25, 2008
Registration Statement No. 333-155674

Final Term Sheet

$300,000,000 4.250% Notes due 2020

Issuer:	Emerson Electric Co.
Principal Amount:	$300,000,000
Title of Securities:	4.250% Notes due 2020
Trade Date:	November 10, 2009
Original Issue Date (Settlement Date):	November 16, 2009
Maturity Date:	November 15, 2020
Benchmark Treasury:	3.625% due August 15, 2019
Benchmark Treasury Yield:	3.461%
Spread to Benchmark Treasury:	85 basis points
Interest Rate:	4.250% per annum
Yield to Maturity:	4.311%
Public Offering Price:	99.470%
Gross Proceeds to Issuer:	$298,410,000
Interest Payment Dates:	Semi-annually in arrears on each May 15th and November 15th, commencing May 15, 2010.
Redemption Provision:	Make-whole call at the Treasury Rate plus 15 basis points.
CUSIP:	291011BC7
ISIN:	US291011BC72
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities Inc.
Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated RBC Capital Markets Corporation

$300,000,000 5.250% Notes due 2039

Issuer:	Emerson Electric Co.
Principal Amount:	$300,000,000
Title of Securities:	5.250% Notes due 2039
Trade Date:	November 10, 2009
Original Issue Date (Settlement Date):	November 16, 2009
Maturity Date:	November 15, 2039
Benchmark Treasury:	4.250% due May 15, 2039
Benchmark Treasury Yield:	4.376%
Spread to Benchmark Treasury:	95 basis points
Interest Rate:	5.250% per annum
Yield to Maturity:	5.326%
Public Offering Price:	98.868%
Gross Proceeds to Issuer:	$296,604,000
Interest Payment Dates:	Semi-annually in arrears on each May 15th and November 15th, commencing May 15, 2010.
Redemption Provision:	Make-whole call at the Treasury Rate plus 15 basis points.
CUSIP:	291011BD5
ISIN:	US291011BD55
Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Co-Managers:	Banc of America Securities LLC Barclays Capital Inc. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Morgan Stanley & Co. Incorporated RBC Capital Markets Corporation

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or J.P. Morgan Securities Inc. toll-free at 1-212-843-4533.

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